Form 4 Joint Filer Information

Name:	Trango II, L.L.C.
Address:	500 West 5th Street Suite 1110 Austin, TX 78701
Date of Event Requiring Statement:	06/05/2020

Name:	Quincy J. Lee
Address:	500 West 5th Street Suite 1110 Austin, TX 78701
Date of Event Requiring Statement:	06/05/2020